Exhibit 23(i)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Integrity Financial Corporation

Hickory, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-84937, 333-98457, and 333-122956) on Forms S-8 and the registration statement (No. 333-88266) on Form S-3 of Integrity Financial Corporation and Subsidiaries of our report dated March 11, 2005 with respect to the consolidated financial statements of Integrity Financial Corporation and Subsidiaries, which report appears in the December 31, 2004, Annual Report on Form 10-K of Integrity Financial Corporation and Subsidiaries, and our audit report dated April 13, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting included herein.

Charlotte, North Carolina

April 29, 2005